SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                               1934


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Check the appropriate box:
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     6(e)(2))
[X]   Definitive Proxy Statement
[]   Definitive Additional Materials
[]   Soliciting Materials Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

         Questar Corporation
      (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement if other than the Registrant)
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previously.  Identify the previous filing by registration statement number, or
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
                               (Logo)

                         QUESTAR CORPORATION
                     180 East First South Street
                           P. O. Box 45433
                   Salt Lake City, Utah 84145-0433

               ______________________________________

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     To be Held on May 19, 1998
               _______________________________________

      The Annual Meeting of Stockholders of Questar Corporation, a Utah corporation (the "Company"), will be held at the Company's general office, 180 East First South, Salt Lake City, Utah, on Tuesday, May 19, 1998, at 10:00 a.m., local time, for the following purposes:

1.   To elect four directors to hold office for three years;
2. To amend the Company's Restated Articles of Incorporation to increase the authorized shares of common stock from 175,000,000 to 350,000,000.
3. To transact such other business as may properly come before the meeting.

     Stockholders of record as of March 23, 1998, are entitled to receive notice of and to vote at the Annual Meeting. If you have your shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting.

                                  By Order of the
                                  Board of Directors



                                  Connie C. Holbrook
                                  Vice President and Secretary
Salt Lake City, Utah
April 6, 1998

                       YOUR VOTE IS IMPORTANT.

     It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign, and promptly return your white proxy card in the enclosed envelope (which requires no postage if mailed within the United States). Your proxy may be revoked by you at any time before it is voted.

QUESTAR CORPORATION
PROXY STATEMENT

May 19, 1998


      This Proxy Statement is being furnished to stockholders of Questar Corporation, a Utah corporation, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, May 19, 1998, at 10:00 a.m., local time, and any adjournment or postponement of such meeting. At the Annual Meeting, holders of common stock will elect four directors of the Company, each for a three-year term, and consider a proposal to increase the authorized number of shares of common stock.

Record Date: Vote Required

      Only stockholders of record at the close of business on March 23, 1998, will be entitled to notice of and to vote at the Annual Meeting. At such date 41,122,825 shares of common stock were outstanding.
Each share of common stock will be entitled to one vote on each matter coming before the meeting. In order to elect the four directors, the affirmative vote of the holders of a plurality of the shares of common stock present and entitled to vote at the Annual Meeting, provided a quorum is present, is required. The Company's Bylaws provide that votes "withheld" from director nominees will not be counted for purposes of determining whether such individuals receive a plurality of votes. The proposed amendment to the Company's Restated Articles of Incorporation requires the favorable vote of the holders of a majority of the outstanding shares. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted for some but not all matters (broker nonvotes) will be considered as voted only as to those matters actually voted.

Proxies and Solicitation

      Shares of common stock represented by properly executed proxies received at or prior to the Annual Meeting will be voted in accordance with specified instructions. If no instructions are indicated, proxies representing shares of common stock will be voted for the Board of Directors' nominees for director and for adoption of the proposed amendment to increase the authorized shares of common stock. Execution of a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a later-dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute revocation of a proxy.

      This solicitation is made on behalf of the Board of Directors, and all expenses of this solicitation will be paid by the Company. In addition to solicitation of proxies by use of mail, the directors, officers, and regular employees of the Company may solicit proxies.
Such persons will receive no additional compensation for such services. The Company has requested that brokerage houses, and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of shares of common stock held of record by such persons. The Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection with such request.

ELECTION OF DIRECTORS

      The Company's Restated Articles of Incorporation provide for a board of 13 directors, divided into three classes, approximately equal in number, elected to serve three-year terms.

      The Board of Directors of the Company has selected R. D. Cash, Gary G. Michael, Gary L. Nordloh, and Scott S. Parker as the nominees for whom shares of common stock represented by the enclosed proxy will be voted, unless otherwise specified on the proxy. All of the nominees currently serve as directors of the Company. Mr. Nordloh was appointed to serve as a director of the Company effective October 25, 1996, and Mr. Parker was appointed to serve as a director of the Company effective October 23, 1997. Another director, William N. Jones, has a term that expires in May of 1998. He will reach the mandatory retirement age in May and will be appointed to serve as a senior director. The Board has not nominated anyone to take his place.

      The Board of Directors has no reason to believe that any nominee will be unwilling or unable to serve as a director. However, in the event that any nominee is unwilling or unable to serve as a director, the proxy holders named in the enclosed proxy may vote, in their discretion, for any other person. The directors elected at the Annual Meeting will serve three-year terms.

      Information concerning the nominees for election as directors and the current directors of the Company whose terms will continue after the Annual Meeting is set forth below. Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the Proxy Statement. Share information is correct as of March 1, 1998.

Nominees

[Picture]             Mr. R. D. Cash has served as the Company's
                 President and Chief Executive Officer since May of 1984 and as the Company's Chairman of the Board since May of 1985. Mr. Cash, age 55, has been a director of the Company since 1977 and also serves as a director of Zions First National Bank and Zions Bancorporation, Energen Corporation, and Associated Electric and Gas Insurance Services Limited; a member of the Board of Directors of the Federal Reserve Bank (Salt Lake Branch) of San Francisco; and a trustee of the Salt Lake Organizing Committee for the Olympic Winter Games of 2002. He is the beneficial holder of 282,188 shares of the Company's common stock, including 105,427 shares under vested stock options, 46,829 shares that are owned by two nonprofit foundations controlled by the Company and 15,950 shares held by his family's private foundation. He also has 22,854 phantom stock units under deferred compensation plans.

[Picture]             Mr. Gary G. Michael is Chairman and Chief
                 Executive Officer of Albertson's, Inc. and has served in this position since February 1, 1991. Mr. Michael, age 57, has been a director of the Company since 1994. He is a director of Albertson's and Boise Cascade Corporation and Chairman of the Board of Directors of the Federal Reserve Bank of San Francisco. Mr. Michael is the beneficial holder of 10,800 shares of the Company's common stock, including 9,500 shares under vested stock options. He also has 3,327 phantom stock units under deferred compensation plans.

[Picture]             Mr. Gary L. Nordloh serves the Company as
                 Executive Vice President. He has served as a director of the Company since October 25, 1996. He has responsibility for the Company's market resources activities and is the President and Chief Executive Officer of Wexpro Company, Celsius Energy Company, Universal Resources Corporation, Questar Gas Management Company, Questar Energy Trading Company, Questar Energy Services, Inc., and Celsius Energy Resources Ltd. Mr. Nordloh, age 50, is the beneficial holder of 56,509 shares of the Company's common stock, including 19,000 shares under vested stock options. He also has 2,894 phantom stock units under deferred compensation plans.

[Picture}             Mr. Scott S. Parker, age 63, is the president and
                 Chief Executive Officer of Intermountain Health Care, inc. He was appointed to serve as a director effective October 23, 1997, to fill a vacancy left by the resignation of Mr. James A. Harmon. He serves as a director of First Security Bank Corporation (Salt Lake
                 City) and MMI Companies, Inc. (Deerfield, Illinois).
                 He also serves as trustee of the National Committee for Quality Health Care, as Chairman of the Board of Hospital Research and Development Institute, and recently completed a two-year term as President of the International Hospital Federation. Mr. Parker owns 391 shares of the Company's common stock and has 301 phantom stock units under deferred compensation plans.

Continuing Directors (Present Term Expires in 1999)

[Picture]             Mr. Patrick J. Early, age 65, served as Vice
                 Chairman of Amoco Corporation from July of 1992 until his retirement in April of 1995. He has served as a director of the Company since 1995. He was also a director of Amoco Corporation from 1989 to his retirement. He is a member of the Board of Trustees of the Museum of Science and Industry in Chicago and a member of the Board of Advisors of Catholic Charities in Chicago. Mr. Early owns 5,600 shares of the Company's common stock, including 4,600 shares under vested stock options, and has 2,016 phantom stock units under deferred compensation plans.

[Picture]             Ms. Marilyn S. Kite, age 50, is a partner in
                 Holland and Hart and practices in Jackson, Wyoming. She was appointed to serve as a director in May of 1997. She is a trustee of the Rocky Mountain Mineral Law Institute, a director of the University of Wyoming Foundation, and serves on the Board of Litigation for the Mountain States Legal Foundation. Ms. Kite owns 100 shares of the Company's common stock.

[Picture]             Mr. Dixie L. Leavitt is the founder and Chairman
                 of the Board of the Leavitt Insurance Group (a group of approximately 65 independent insurance agencies located in seven western states). Mr. Leavitt, age 68, is also President and Chairman of entities engaged in dairy, cattle, agriculture, and real estate operations in Utah and southern Nevada. He has been a director of the Company since 1987 and also serves as a director of Zions First National Bank. Mr. Leavitt is the beneficial holder of 27,899 shares of the Company's common stock, including 12,300 shares under vested stock options. He also has 11,400 phantom stock units under deferred compensation plans.

[Picture]             Mr. D. N. Rose serves the Company as Executive
                 Vice President. He has responsibility for the Company's regulated activities and is the President and Chief Executive Officer of Questar Gas Company (a subsidiary of the Company engaged in retail natural gas distribution), Questar Pipeline Company (a subsidiary of the Company engaged in the interstate storage and transmission of natural gas), and Questar Regulated Services Company, a subholding company. He has served as a director of the Company since 1984. Mr. Rose, age 53, is also a trustee of Westminster College. He is the beneficial holder of 74,333 shares of the Company's common stock, including 28,304 shares under vested stock options. He also has 3,070 phantom stock units under deferred compensation plans.

Continuing Directors (Present Term Expires in 2000)

[Picture]             Mr. U. Edwin Garrison is the retired Chairman of
                 Thiokol Corporation, a position he held from July of 1991 to November of 1995. He also served as Chief Executive Officer of Thiokol from July of 1991 to July of 1993 and as President of Thiokol from July of 1989 to July of 1992. Mr. Garrison, age 70, has served as a director of the Company since 1991 and is also a director of Thiokol Corporation. He is the beneficial owner of 25,505 shares of the Company's common stock, including 10,900 shares under vested stock options, and owns 5,390 shares of phantom stock under deferred compensation plans.

[Picture]             Mr. W. Whitley Hawkins owns a consulting firm,
                 Hawkins Bricker International and HBI, Inc., which manufactures chemical coating products. He retired as President and Chief Operating Officer of Delta Air Lines in March of 1993. Mr. Hawkins, age 66, has served as a director of the Company since 1991 and also serves on the Advisory Council of SunTrust Bank and on the Advisory Board of the International Airline Passengers Association. He is the beneficial owner of 16,870 shares of the Company's common stock, including 13,850 shares under vested stock options, and owns 1,581 phantom stock units under deferred compensation plans.

[Picture]             Mr. Robert E. Kadlec has a venture capital firm,
                 Bentley Capital Corp. He retired as President and Chief Executive Officer of BC Gas Inc., effective December 31, 1995. Mr. Kadlec, age 64, has been a director of the Company since 1987, is a director of BC Gas Inc., Trans Mountain Pipe Line Company Ltd., British Pacific Properties Ltd., International Forest Products Ltd., and is on the Advisory Board of Anderson Consulting. He is the beneficial owner of 23,301 shares of the Company's common stock, including 14,300 shares under vested stock options.

[Picture]             Mr. Harris H. Simmons is the President and Chief
                 Executive Officer of Zions Bancorporation and the Chairman of the Board of Zions First National Bank and
                 is also a director of Zions Bancorporation.   Mr.
                 Simmons, age 43, has served as a director since 1992. He serves as a director of O. C. Tanner and trustee of Salt Lake Community College. Mr. Simmons is the beneficial owner of 12,900 shares of the Company's common stock, including 12,300 shares under vested stock options, and owns 4,236 phantom stock units under deferred compensation plans.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Committees

      The Board of Directors is responsible for the Company's overall affairs. To assist with this responsibility, the Board has established several standing committees.

      The Executive Committee is vested with the authority to act as the Board of Directors in managing the affairs of the Company. Although this Committee has very broad powers, it meets only infrequently when it would be impractical to call a meeting of the full Board. U. Edwin Garrison serves as the Chairman of this Committee; other members include
R. D. Cash, W. Whitley Hawkins, and Robert E. Kadlec. The Executive Committee held one meeting during 1997.

      The Finance and Audit Committee of the Board of Directors is currently chaired by Robert E. Kadlec. Other members of this Committee include U. Edwin Garrison, William N. Jones, Marilyn S. Kite, Dixie L. Leavitt, Gary G. Michael, and Harris H. Simmons. During 1997, the Finance and Audit Committee held two meetings, at which time the members reviewed financial statements, conferred with the Company's internal auditors and representatives of the external auditors concerning their respective examinations of the Company, and reviewed reports prepared for the Board of Directors.

      The Company's Board of Directors also has a Management Performance Committee with W. Whitley Hawkins serving as the current Chairman.
Other members of this Committee include Patrick J. Early, U. Edwin Garrison, William N. Jones, Robert E. Kadlec, Gary G. Michael, and Scott
S. Parker. During 1997 the Committee held two meetings. The Committee reviews the performance of R. D. Cash; reviews salary and compensation arrangements paid the Company's officers and makes recommendations to the Board of Directors concerning such arrangements; administers the Long-Term Stock Incentive Plan; and makes recommendations about employees chosen to participate in the Annual Management Incentive Plans adopted by the Company and its major operating subsidiaries and about the performance objectives and awards made under such plans. (This Committee functions as the "Compensation Committee.") A report from this Committee concerning executive compensation is set forth later.

      The Company has a Nominating Committee consisting of R. D. Cash (Chairman), Patrick J. Early, Dixie L. Leavitt, and Harris H. Simmons. This Committee was organized to select individuals for nomination as directors. The Nominating Committee held one meeting in 1997. Although the Nominating Committee will consider responsible recommendations by stockholders concerning nominees, it has not established any formal procedures for considering such nominees. The Company's Bylaws do specify procedures to follow if shareholders want to nominate candidates for election as directors at an annual meeting.

Attendance at Board and Committee Meetings

      The Company's Board of Directors held four regular meetings during 1997; Board Committees held a total of six meetings. All of the Company's current directors attended 100 percent of the meeting of the Board and of the meetings of the Committees on which they serve.

Directors' Compensation

      Messrs. Cash, Nordloh, and Rose do not receive any renumeration for service as directors of the Company. (Prior to March 1, 1998, they received fees for service as directors of the Company's affiliates.)
All other directors are paid an annual fee of $14,400 payable in 12 monthly installments. They also receive fees of $900 for each Board meeting attended. With the exception of Mr. Cash, the Chairman of each Board Committee receives a fee of $900 for the meetings of the Committee chaired by him. Other directors receive a fee of $700 for each Committee meeting attended.

      The Company and its major affiliated companies each have a Deferred Compensation Plan for Directors, under which directors can elect to defer all or any portion of the fees received for service as directors until their retirement from such service and can choose to have the deferred amounts earn interest as if invested in long-term certificates of deposit or be accounted for with "phantom shares" of the Company's common stock. (The term phantom stock refers to accounting entries that parallel the value of the Company's common stock.
Directors choosing the phantom stock option are credited with the same number of shares and fractional shares that could have been purchased using the closing price of the Company's common stock on the date such fees would have been payable. The account balances are also credited with "shares" purchased with reinvested "dividends." Upon retirement, directors receive the cash equivalent of these phantom shares.) During 1997, several directors of the Company and its affiliates chose to defer receipt of the compensation earned by them for their service.

      With the exception of Messrs. Cash, Rose, and Nordloh, the directors are also eligible to participate in the Stock Option Plan for Directors (Directors' Option Plan), which was approved by the Company's stockholders in May of 1987, subsequently amended with shareholder approval effective March 1, 1991 and May 21, 1996. Under the terms of this nondiscretionary plan, nonemployee voting directors receive nonqualified stock options at the first regular meeting of the Board of Directors held each year to purchase shares of the Company's common stock using the closing price of such stock on the date of grant as the exercise price. The number of shares covered by the options granted to directors is specified in the plan. Optionees, under the terms of the Directors' Option Plan, can use cash or other shares of the Company's common stock (valued at the closing price of such stock on the exercise date) as consideration.

      On February 10, 1998, 10 nonemployee voting directors of the Company received nonqualified stock options to purchase a total of 34,400 shares of the Company's common stock at an exercise price of $42.75 per share. Each eligible director, with the exception of Messrs. Garrison, Hawkins, and Kadlec, received a nonqualified stock option to purchase 3,200 shares. Messrs. Garrison, Hawkins, and Kadlec each received options to purchase 4,000 shares reflecting their added responsibilities as Chairmen of Board Committees. (These options will not vest until August 10, 1998; consequently, the shares covered by the options are not included in the shares reported for the directors.)

      In May of 1996, the Company's shareholders approved a new plan-the Directors' Stock Plan-under which outside directors can elect to receive their fees in shares of stock. Messrs. Garrison and Kadlec have elected to receive payment of fees in actual shares of stock.

      The Company has entered into individual indemnification agreements with all directors, including Messrs. Cash, Nordloh, and Rose, indemnifying them as directors. The form of these agreements was approved by the Company's stockholders at the 1988 Annual Meeting.

Directors' Retirement Policy

      In May of 1992, the Board of Directors adopted a retirement policy that permits an outside director to continue serving in such position until the annual meeting following his 72nd birthday if he is actively engaged in business, financial, and community affairs. With the exception of the Company's Chief Executive Officer, any inside director is expected to resign as a director on or before the date of his retirement as an employee.

Certain Relationships and Related Transactions

      Mr. Garrison is the former Chairman, President and Chief Executive Officer of Thiokol Corporation and still serves as a director of Thiokol. Thiokol purchases gas from Questar Energy Trading Company (a subsidiary of the Company). Thiokol paid Questar Energy a total of $2,071,675 during 1997 for gas supplies.

      Mr. Parker serves as a member of the Board of Trustees of Intermountain Health Care, Inc. (IHC), a nonprofit corporation that provides health care services in the Company's areas of operation. The Company offers two health maintenance organizations and a preferred provider organization through IHC as options available to employees under the Company's health plan. In 1997, the Company and its subsidiaries paid IHC a total sum of $580,083 in administrative fees.

      Mr. Kadlec is the former President and Chief Executive Officer of BC Gas Inc. BC Gas has contracts with Questar Energy Trading Company for the purchase of gas during the winter heating season and for the sale of gas during the summer months. During 1997, Questar Energy billed BC Gas $4,968,742 for gas sales and was billed $4,809,158 for gas deliveries from BC Gas. BC Gas also has long-term contracts with Questar Pipeline for storage services and paid $2,662,423 for storage services during 1997.

      Mr. Simmons is the Chairman of the Board of Zions First National Bank. The Company has a line of credit through Zions. Two of the Company's subsidiaries, Questar InfoComm, Inc. and Questar Gas Company, have accounts with Zions. The Company's credit line with Zions is priced at the same level that the Company pays for its other lines of credit, and the services provided by Zions to Questar InfoComm and Questar Gas are based on commercial terms that are available to other clients. A Zions' affiliate also leases space from a business continuity center owned by Questar InfoComm.

      Ms. Kite is a partner in Holland and Hart, a law firm that has been used by the Company in conjunction with litigation and lobbying activities in Colorado and Wyoming. During 1997, the Company paid $401,695 to Holland and Hart for such activities. Ms. Kite has not been personally involved with representing the Company's interests.

EXECUTIVE COMPENSATION

      The following Summary Compensation Table lists annual and long-term compensation earned by Mr. Cash and the other four most highly compensated officers during 1995, 1996, and 1997.

                                                 Summary Compensation Table
                                           Annual Compensation        Long-Term Compensation            All Other
                                                                      Restricted          Options     Compensation
Name and Principal Position   Year     Base Salary ($)  Bonus ($)1/   Stock Awards ($)2/   (#)           ($)3/

R. D. Cash                    1997        436,000         94,717         90,844            35,000        81,521
Chairman, President and       1996        413,000        144,340        135,979            35,000        67,683
Chief Executive Officer       1995        395,000         28,463         23,336            30,000        54,240

D. N. Rose, President and     1997        273,517         55,118         52,582            23,000        54,891
Chief Executive Officer       1996        258,833         70,639         70,571            23,000        39,483
Regulated Services Companies  1995        235,167         27,852         27,808            19,000        29,064

G. L. Nordloh, President and  1997        258,500         50,783         42,194            26,000        50,001
Chief Executive Officer       1996        254,583         89,269         86,214            25,000        39,250
Market Resources Companies    1995        235,000         25,099         16,039            22,000        25,521

C. M. Heiner                  1997        237,000         37,642         25,222            19,000        36,481
Senior Vice President         1996        227,500         56,829         48,960            19,000        34,972
President and Chief           1995        218,417              0              0            19,000        23,737
Executive Officer
Questar InfoComm, Inc.

S. E. Parks 4/                1997        152,833         18,348         18,297            13,000        20,204
Vice President, Treasurer,    1996        143,450         25,477         25,436            12,000        14,363
and Chief Financial Officer


     1/Amounts listed under this heading for 1997 include cash payments awarded under the 1997 Annual Management Incentive Plans (AMIPs), cash payments awarded under the 1997 general employee compensation plans adopted by Celsius Energy Company/Universal Resources Corporation,
Wexpro Company and Questar Gas Management Company (Market Resources Plans), and Questar InfoComm.

     2/Amounts under this heading for 1997 include the value (as of the grant date) of any shares of restricted stock granted in 1998, in lieu of cash, as partial payment of bonuses earned under the 1997 AMIPs and the value of any shares of restricted stock granted in connection with the 1997 Market Resources Plans. All shares of restricted stock vest in two annual, equal installments on the first business day in February of the first and second years following the grant date. Dividends are paid on the restricted shares at the same rate dividends are paid on other outstanding shares of the Company's common stock. As of December 31, 1997, Mr. Cash had 3,902 shares of restricted stock having a market value of $174,127; Mr. Rose had 2,258 shares having a market value of $100,763; Mr. Nordloh had 2,493 shares worth $111,250; Mr. Heiner had 1,280 shares worth $57,120, and Mr. Parks had 665 shares worth $29,676.

     3/The figure opposite Mr. Cash's name for 1997 includes $15,070 in contributions to the Employee Investment Plan, $21,600 in directors' fees, and $44,851 in "matching contributions" to the Deferred Share Plan. The figure listed opposite Mr. Rose's name for 1997 includes $15,070 in contributions to the Employee Investment Plan, $14,400 in director's fees, $20,119 in matching contributions to the Deferred Share Plan, and $5,302 for unused vacation. The figure listed opposite Mr. Nordloh's name for 1997 includes $15,070 in contributions to the Employee Investment Plan; $14,400 in director's fees, and $20,531 in matching contributions to the Deferred Share Plan. The figure listed opposite Mr. Heiner's name includes $15,070 in contributions to the Employee Investment Plan, $7,200 in director's fees, and $14,211 in matching contributions to the Deferred Share Plan. The figure listed opposite Mr. Parks' name includes $15,006 in contributions to the Employee Investment Plan, $2,231 in matching contributions to the Deferred Share Plan, and $2,967 for unused vacation.

     4/Mr. Parks became an executive officer in February of 1996 when he was named the Company's Chief Financial Officer. Consequently, no information is reported concerning his 1995 compensation.

      The following table lists information concerning the stock options that were granted to Messrs. Cash, Rose, Nordloh, Heiner, and Parks during 1997 under the Company's Long-Term Stock Incentive Plan. No stock appreciation rights (SARs) were granted during 1996.


                                    Option/SAR Grants in Last Fiscal Year

                           % of Total
               Options   Options Granted  Exercise or
               Granted   to Employees in  Base Price  Expiration  Grant Date
Name             (#)1/   Last Fiscal Year ($/Share)      Date     Value ($)2/

R. D. Cash      35,000         9.5          38.25      2/11/2007    263,200
D. N. Rose      23,000         6.3          38.25      2/11/2007    172,960
G. L. Nordloh   26,000         7.1          38.25      2/11/2007    195,520
C. M. Heiner    19,000         5.2          38.25      2/11/2007    142,880
S. E. Parks     13,000         3.6          38.25      2/11/2007     97,760


      1/These stock options vest in four annual, equal installments, with the first installment exercisable as of August 11, 1997. Participants can use cash or previously-owned shares as consideration for option shares. Options expire when a participant terminates his employment, unless termination is caused by an approved retirement, death, or disability. Options can be exercised 12 months following a participant's death or disability. Options granted prior to 1997 can be exercised for three months following a participant's approved retirement. Options granted in 1997 and subsequent years may be exercised for a term not to exceed three years that is determined by the Committee.

      2/When calculating the present value of options as of the date granted (February 11, 1997), the Company used the Black-Scholes option pricing model. The Company assumed a volatility of .19 percent, a risk-free interest rate of 6.15 percent, a dividend yield of 3.19 percent, and an average life of 5.1 years. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period. There can be no assurance that the values shown in this table will be achieved.

      The following table lists information concerning the stock options that were exercised by Messrs. Cash, Rose, Nordloh, Heiner, and Parks during 1997 and the total options and their value held by each at year-end 1997.


                      Aggregated Option/SAR Exercises in Last Fiscal Year
                            and Fiscal Year-end Option/SAR Values

             Shares                 Number of Unexercised     Value of Unexercised, In-
             Acquired or  Value    Options/SARs at Year-End  the-Money Options/SARs
             Exercised   Realized1/         (#)2/                 At Year-End ($)
Name            (#)         ($)    Exercisable Unexercisable  Exercisable Unexercisable

R. D. Cash     11,624     212,931    106,727      46,250         1,547,535  457,344
D. N. Rose     13,907     152,977     41,000      33,500           494,469  318,406
G. L. Nordloh  22,978     255,172     28,522      37,500           303,914  356,688
C. M. Heiner   37,000     499,094     33,250      28,500           442,937  277,281
S. E. Parks    10,000     133,750     26,750      18,250           347,344  171,281


      1/The "value" is calculated by subtracting the fair market value of the shares purchased on the date of exercise minus the option price.
The current value of the shares may be higher or lower than the aggregate value reported in the table.

      2/At year end 1997 there were no outstanding stock appreciation rights (SARs); they have not been granted since February of 1989.

Retirement Plans

      The Company maintains a noncontributory retirement plan that is funded actuarially and does not involve specific contributions for any one individual. The following table lists the estimated annual benefits payable on a straight line annuity basis under the Company's Retirement Plan as of December 31, 1997, and, if necessary, the Company's Supplemental Executive Retirement Plan (SERP). The benefits shown are based on earnings and years of service for an employee reaching normal retirement age of 65 in 1997 and do not include Social Security benefits. Benefits under the Retirement Plan are not reduced or offset by Social Security benefits, although participants who retire prior to age 62 do receive a temporary supplement until reaching age 62.

                                        Pension Plan Table

Highest Consecutive
Three-Year Average                        Years of Service
Annual Compensation      15         20         25         30         35

   $200,000            54,363     72,484     90,604     95,604    100,604
    250,000            68,613     91,484    114,354    120,604    126,854
    300,000            82,863    110,484    138,104    145,604    153,104
    350,000            97,113    129,484    161,854    170,604    179,354
    400,000           111,363    148,484    185,604    195,604    205,604
    450,000           125,613    167,484    209,354    220,604    231,854
    500,000           139,863    186,484    233,104    245,604    258,104
    550,000           154,113    205,484    256,854    270,604    284,354
    600,000           168,363    224,484    280,604    295,604    310,604


      The Company's Retirement Plan has a "step rate/excess" benefit formula. The formula provides for a basic benefit that is calculated by multiplying the employee's final average earnings by a specified basic benefit factor and by subsequently multiplying such sum by the employee's years of service (to a maximum of 25). This basic benefit is increased for each year of service in excess of 25 and is reduced for retirement prior to age 62. Employees also receive a permanent supplemental benefit, under the Retirement Plan, calculated by multiplying the difference between the employee's final average earnings and his "covered compensation" by a supplemental factor that varies by age. (The term "covered compensation" refers to the 35-year average Social Security wage base tied to year of an employee's birth.) Employees who retire prior to age 62 also receive a temporary supplement that is tied to years of service until they are eligible to receive Social Security benefits at age 62.

      Federal tax laws impose limits on the amount of a participant's annual compensation that can be used when calculating benefits under qualified plans and on the amount of benefits that can be paid to a participant from such plans. The SERP, a nonqualified plan, was adopted in 1987 to compensate officers who are affected by these limits. It provides for retirement benefits equal to the difference between the benefits payable under the qualified Retirement Plan and the benefits that would be payable absent such limits. All of the officers listed in the table earn annual compensation in excess of the current cap of $160,000 (increased from $150,000 effective January 1, 1997) and all of them have vested benefits under the SERP.

      The "final average earnings" (the average annual earnings for the three highest-paid consecutive years of service) for purposes of calculating retirement benefits for the executive officers named above is as follows: Mr. Cash, $594,337; Mr. Rose, $340,784; Mr. Nordloh, $347,358; Mr. Heiner, $300,550; and Mr. Parks $171,920. These numbers are accurate as of December 31, 1997. The officer's base salary, cash bonus payments, and value of restricted stock (paid in lieu of cash) reported in the Summary Compensation Table would be included in the calculation of the officer's final average earnings. The amounts reported in the Summary Compensation Table are somewhat different than the final average earnings figures because the latter figures include actual cash payments when made, not when earned, and the value of restricted stock when distributed, not granted. Dividends on the restricted shares are also included in the officer's final average earnings, but are not reported in the table. Payments for unused vacation are reported in the table, but are not included in final average earnings.

      These executive officers all participate in the Company's Executive Incentive Retirement Plan (the EIRP), described below, and may receive supplemental monthly payments after retirement in accordance with such plan. The years of service for the individuals listed in the Summary Compensation Table are 22 years for Mr Cash, 29 years for Mr. Rose, 13-1/2 years for Mr. Nordloh, 27 years for Mr. Heiner, and 24-1/2 years for Mr. Parks.

      The Company and its affiliates adopted the EIRP for officers in 1979. Under this nonqualified plan, a participant will receive monthly payments upon retirement equal to 10 percent of the highest average monthly base salary paid to the officer during any period of 36 consecutive months of employment. The plan also provides for a family benefit in the event of an officer's death. Messrs. Cash, Rose, Heiner, and Parks have satisfied the 15 years of service required and have a vested right to receive benefits. Mr. Nordloh has been nominated to participate in the plan, but has not satisfied the years of service requirement. Based on current compensation, the annual benefits payable to the named officers under this plan as of December 31, 1997 are as follows: Mr. Cash, $41,467; Mr. Rose, $25,584; Mr. Heiner, $22,764 and Mr. Parks, $14,284.

      Any benefits payable under the SERP are offset against payments for the EIRP. Consequently, an officer would not receive any benefits from the SERP unless his benefit under the EIRP was less than the difference between what he could be paid under the Company's Retirement Plan at the date of his retirement and what he would have earned under such plan absent federal tax limitations. Given this relationship between the two nonqualified plans and the annual compensation cap of $160,000 applicable to the Retirement Plan, the amounts listed in the table above do not include benefits payable under the EIRP.

Executive Severance Compensation Plan

      The Company has an Executive Severance Compensation Plan that covers the Company's executive officers and all other officers of the Company and its affiliated companies. Under this plan, participants, following a change in control of the Company, are eligible to receive compensation equal to up to two years' salary and miscellaneous benefits upon a voluntary or involuntary termination of their employment, provided that they have continued working or have been agreeable to continue working for six months following a potential change in control of the Company. The plan also contains a provision that limits severance compensation and benefits payable under the plan to amounts that can be deducted under Section 280G of the Internal Revenue Code of 1986.

      The dollar amounts payable to the Company's executive officers (based on current salaries paid by the Company and its affiliates) in the event of a change in control of the Company are as follows:
$1,000,000 to Mr. Cash; $590,000 to Mr. Rose: $590,000 to Mr. Nordloh;
$491,600 to Mr. Heiner; and $350,000 to Mr. Parks. The Company's executive officers would also receive certain supplemental retirement benefits, welfare plan benefits, and cash bonuses.

      Under the plan, a "change in control" is defined to include any change in control required to be reported under Item 6(e) of Schedule A of Regulation 14A of the Securities Exchange Act of 1934, as amended. A change in control is also deemed to occur once any acquiring person becomes the beneficial owner, directly or indirectly, of securities representing 15 percent or more of the Company's outstanding shares of common stock.

CUMULATIVE TOTAL SHAREHOLDER RETURN

      The following graph compares the cumulative total return1 of the Company's common stock with the cumulative total returns of a peer group index of diversified natural gas companies prepared and published by Value Line, Inc.2, and of the S&P Composite-500 Stock Index.

[The graph has three lines connecting the points in the following table.]


Questarl/  $100.00    $129.97    $112.44    $142.27    $161.53   $202.51
S&P 5002/   100.00     110.09     111.85     153.80     189.56    252.52
Peer Group  100.00     123.64     117.89     155.18     209.48    260.01


      1/Assumes $100 vested at the close of trading on December 31, 1992 in the Company's common stock, the published index of peer companies, and the S&P 500 Index; also assumes the dividends are reinvested. For 1997, the Company had a return of 25.4 percent compared to a return of
33.2 percent for the S&P 500 Index and a return of 24.1 percent for the published peer group index. For the five-year period, the Company had a compounded annual return of 15.2 percent compared to similar returns of
20.4 percent for the S&P 500 Index and 21.1 percent for the published peer group index.

      2/The Company chose this index of diversified natural gas companies for comparison purposes because it is a published and widely-used index.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Management Performance Committee (the "Committee") is a Committee of outside directors that is chaired by W. Whitley Hawkins. Other members include Patrick J. Early, U. Edwin Garrison, William N. Jones, Robert E. Kadlec, Gary G. Michael, and Scott S. Parker. This Committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company and its affiliates and serves as the administrator of the Company's Long-Term Stock Incentive Plan. The Committee is also responsible for monitoring the Company's executive compensation programs to verify that they are aligned with the Company's business strategies and financial goals. The Committee believes that such programs motivate the Company's officers to acquire and retain appropriate levels of stock ownership and are competitive with programs offered by the Company's peers. It is the Committee's opinion that the total compensation earned by the Company's officers in 1997 achieves these objectives and is fair and reasonable. A consulting firm hired by the Committee in late 1997 to review executive compensation confirmed the Committee's basic evaluation, but suggested that the total compensation awarded to Mr. Cash was somewhat lower than earned by his peers in other companies.

      Each year, the Committee reviews the performance of the Company on a consolidated basis and the performance of the Company's major lines of business and compares such performance to specified groups of peer companies.

      The Committee also assesses the individual performance of officers, particularly the performance of R. D. Cash and a group that includes the officers listed in the Summary Compensation Table. The Committee periodically directs outside consultants to perform an in-depth audit and analysis of the total compensation paid to the Company's officers.

      The Company's total compensation program for officers includes base salaries, annual bonuses, and stock options. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. Each of these components of the total program is discussed in greater detail below.

Base Salaries

      Base salaries for the Company's officers, including those named in the Summary Compensation Table, are reviewed on an annual basis. Such salaries are generally pegged at or near the 50th percentile or market average of survey data. The increases awarded to Mr. Cash and other officers are based on an assessment of each officer's comparison with survey data and individual performance.

Annual Bonuses

      All of the Company's officers, but particularly the five highest paid officers, have a significant portion of their total compensation at risk. Annual bonuses are directly linked to key financial and operating objectives for the major business units and for the Company on a consolidated basis. Each year, the Committee reviews and approves specified performance objectives for the year. Performance objectives are both financial (e.g., net income, return on equity) and efficiency objectives (e.g., customer service rating, safety performance, finding costs, operating and maintenance costs). The performance objectives are set after the Committee reviews actual results for the prior year and budgeted results for the year in question and are generally higher than actual results for the prior year and expectations for the current year.

      An overall performance factor is multiplied by each officer's target bonus to determine his earned bonus. Each officer's target bonus is a percentage of his base salary in effect at the time the target bonus is approved. The Committee determines the allocation of each officer's target bonus between business unit results and consolidated results. One-half of each officer's earned bonus is paid in cash; the remainder is paid in shares of restricted stock that vest in two annual, equal installments.

Stock Options

      Annual grants of stock options are awarded to the Company's officers and key employees as part of their "risk-based" compensation. As a general rule, the Committee uses the prior year's grant as the basis for determining each subsequent year's grant, but does increase the size of grants when participants are promoted to new positions or when surveys indicate that stock options should be increased to remain competitive. The Company's use of stock options was recently reviewed by an executive compensation consultant. The consultant recommended that the size of option grants be adjusted to be more competitive. These grants are awarded pursuant to the terms of an omnibus Long-Term Stock Incentive Plan, which allows the Committee broad flexibility to use a wide range of stock-based performance awards.

      Stock options, from the Committee's perspective, focus attention on managing the Company from a long-term investor's perspective and encourage officers to have a significant, personal investment in the Company through stock ownership. Stock options awarded to officers and key employees become valuable only as the Company's performance is reflected in increased stock prices. Stock options constitute the Company's only long-term incentive compensation program. Officers are encouraged to retain their stock for long-term investment, rather than sell option shares after purchasing them.

      The Committee has stock ownership guidelines for officers.
(Phantom stock units attributable to an officer's deferred compensation are included.) All of the officers named in the Summary Compensation Table satisfy these guidelines, which constitute a multiple of their base salaries.

      Information concerning the stock options granted to the Company's highest ranking executive officers in 1997 is included in the table labeled "Option/SAR Grants in Last Fiscal Year." The table labeled "Aggregated Option/SAR Exercises" provides information concerning the value realized by the individual members of the group when exercising stock options in 1997 and the year-end value of their remaining stock options.

Specific Compensation Decisions

      The Company, in 1997, generally satisfied or exceeded its specified minimum performance objectives. It generated net income for common shareholders of $104.6 million, (compared to $97.8 million in 1996), for an overall basic earnings per share figure of $2.55, which represents a 6.7 percent increase from the $2.39 per share earnings figure in 1996. Each of its major business units also satisfied or exceeded minimum performance objectives that had been set in advance by the Committee. Consequently, Mr. Cash earned a bonus of $181,700, or 87 percent of his target bonus of $208,000. (Half of this amount was paid in shares of restricted stock. He also received an additional $4,121 in cash bonuses for his participation in general employee incentive compensation plans.) His salary was increased to $440,000 effective March 1, 1997, and further increased to $500,000 effective March 1, 1998. Mr. Cash's new salary reflects $21,600 that he formerly earned in directors' fees. This latest salary increase was approved after the Committee received the consultant's report and reviewed Mr. Cash's achievement of specified personal and corporate goals. His new salary is still below the 50th percentile information determined in the consultant's report. In February of 1998, the Committee awarded Mr. Cash an option to purchase 65,000 shares of stock at a price of $42.75 per share. The number of shares covered by this option was increased in response to a finding in the consultant's report that the size of his 1997 option grant was not competitive with his peers in other organizations. The 1998 stock options vest in four equal installments beginning August 10, 1998 and ending August 10, 2001.

Miscellaneous

      The Committee supports the Company's historic philosophy that officers are not fundamentally different than employees, but are paid more due to the nature of their responsibilities, their experience, and the greater demands on their time. Consequently, the Committee supports the Company's traditional practice of limiting the perquisites granted to officers. Company officers do not have first class travel privileges, cars, country club memberships, supplemental welfare benefit plans, executive dining room service, or personal use of the Company's airplane.

      In 1993, Congress enacted Section 162(m) of the Internal Revenue Code that generally limits the dollar amount of "Compensation" paid to the individual executive officers named in the Summary Compensation Table. The primary exception to this limit, which is $1,000,000 for each officer, is for performance-based compensation. The Company's Long-Term Stock Incentive Plan does qualify under the regulations promulgated by the Treasury Department for performance-based compensation. Consequently, the Company can continue to take a deduction for any ordinary income recognized by officers when exercising nonqualified stock options.

                                       Management Performance Committee
                                            W. Whitley Hawkins, Chairman
                                            Patrick J. Early
                                            U. Edwin Garrison
                                            William N. Jones
                                            Robert E. Kadlec
                                            Gary G. Michael
                                            Scott S. Parker

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

      The following table lists the shares of stock beneficially owned by each of the directors, by each of the other named executive officers, and by all directors and executive officers as a group as of March 1, 1998.


                                    Shares                       Percent of
                                     Deferred                    Outstanding
                       Beneficial Compensation Plans1/  Total      Shares2/

Directors:

R. D. Cash 3/4/5/6/7/     282,188     22,854            305,042       .68%
P. J. Early 8/              5,600      2,016              7,616       *
U. Edwin Garrison 8/       25,505      5,390             30,895       *
W. Whitley Hawkins 8/      16,870      1,581             18,451       *
William N. Jones 8/        17,573      1,402             18,975       *
Robert E. Kadlec 8/9/      23,301          0             23,301       *
Marilyn S. Kite               100          0                100
Dixie L. Leavitt 7/8/      27,899     11,400             39,299       *
Gary G. Michael 8/         10,800      3,327             14,127       *
Gary L. Nordloh 4/5/6/7/   56,509      2,894             59,403       .14%
Scott S. Parker               391        301                692
D. N. Rose 4/5/6/          74,333      3,070             77,403       .18%
Harris H. Simmons 8/       12,900      4,236             17,136       *

Nondirector Executive Officers:

C. M. Heiner 4/5/6/         92,843      2,534             95,377       .22%
S. E. Parks 4/5/6/7/        59,701        333             60,034       .15%
All directors and          828,482     63,161            891,643      2.00%
executive officers (17 individuals) 10/


      1/Phantom stock units are held through the various deferred compensation plans available to the Company's directors and officers. Although these plans only permit such units to be paid in the form of cash, investments in such units represent the same investment in the performance of the Company's common stock as do investments in actual shares of common stock.

      2/Unless otherwise listed, the percentage of shares owned is less than .10%. (The percentages do not include phantom stock units.) The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

      3/Mr. Cash is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation and the Questar Corporation Arts Foundation, two nonprofit corporations that own an aggregate of 46,829 shares of the Company's common stock. As the Chairman, Mr. Cash has voting power for such shares, but disclaims any beneficial ownership of the shares.

      4/The Company's executive officers have shares held for their accounts in the Company's Employee Investment Plan. The number of shares opposite each of their names includes shares of stock through such plan as of February 1, 1998 as follows: Mr. Cash, 32,975 shares; Mr. Rose, 17,840 shares; Mr. Nordloh, 9,171 shares; Mr. Heiner, 23,199 shares; and Mr. Parks, 9,446 shares.

      5/The Company's executive officers have options granted them under the terms of the Company's Long-Term Stock Incentive Plan. The number of shares opposite each of their names includes the number of shares each has vested options to acquire within 60 days after March 1, 1998 as follows: Mr. Cash, 105,427 shares; Mr. Rose, 28,304 shares; Mr. Nordloh, 19,000 shares; Mr. Heiner, 33,250 shares; and Mr. Parks, 26,750 shares.

      6/The Company's executive officers acquired restricted shares of the Company's common stock in partial payment of bonuses earned under the Annual Management Incentive Plans. Mr. Nordloh also acquired restricted shares of the Company's common stock under employee compensation plans adopted by Celsius Energy Company/Universal Resources Corporation and Wexpro Company. The number of shares opposite each of their names includes the following shares of restricted stock beneficially owned as of March 1, 1998: Mr. Cash, 3,902 shares; Mr.
Rose, 2,152 shares; Mr. Nordloh, 2,114 shares; Mr. Heiner, 1,230 shares; and Mr. Parks, 760 shares. The officers receive dividends on such shares and have voting powers for such shares, but cannot dispose of them until they vest.

      7/Of the total shares reported for Mr. Cash, 5,231 are controlled by him as custodian for his son and 15,950 are owned by his family's private foundation for which Mr. Cash shares voting and investment control. Mr. Leavitt owns his shares of record jointly with his wife. Some of Mr. Nordloh's record shares are owned by family trusts. Some of Mr. Parks' record shares are owned jointly with his spouse.

      8/Messrs. Early, Garrison, Hawkins, Jones, Kadlec, Leavitt, Michael, and Simmons have vested nonqualified stock options granted under the terms of the Directors' Plan to purchase shares of common stock as follows: Mr. Early, 4,600 shares; Mr. Garrison, 10,900 shares; Mr. Hawkins, 13,850 shares; Mr. Jones, 9,500 shares; Mr. Kadlec, 14,300 shares; Mr. Leavitt, 12,300 shares; Mr. Michael, 9,500 shares; and Mr. Simmons, 12,300 shares.

      9/Mr. Kadlec's wife owns 200 shares of common stock. Mr. Kadlec has voting control and investment control over such shares. Such shares are included in the shares listed opposite his name.

      10/The total number of shares reported for this group includes vested options to purchase 354,189 shares of stock. When vested options are excluded, the group owns approximately 1.1 percent of the outstanding shares of the Company's common stock.

SECURITY OWNERSHIP, PRINCIPAL HOLDERS

      The following table sets forth information, as of December 31, 1997, with respect to each person known or believed by the Company to be the beneficial owner of five percent or more of its common stock.


Name and Address of         Shares and Nature of
    Beneficial Owner        Beneficial Ownership       Percent of Class

FMR Corporation                     4,059,150                  9.88
82 Devonshire Street          Investment Advisor
Boston, Massachusetts 02109            Bank 1/

First Security Bank, N.A.           3,912,498                  9.52
79 South Main Street          Trustee for Company
Salt Lake City, Utah 84111  Employee Benefit Plans
                                    and Bank 2/


      1/Of this total, 3,265,150 shares are held by Fidelity Management and Research Company, an investment advisor; 790,700 shares are held by Fidelity Management Trust Company, a bank; and 3,300 shares are held by Fidelity International Limited. In its Schedule 13G filed on February 14, 1998, FMR indicated that it or its affiliates had sole power to dispose of all these shares and sole power to vote 575,300 shares.

      2/Of this total, First Security beneficially owns 3,827,151 shares in its role as trustee of employee benefit plans sponsored by the Company. Participating employees control the voting of such shares.

PROPOSED AMENDMENT TO INCREASE AUTHORIZED
COMMON STOCK

      The Company's Board of Directors has unanimously approved and recommends that Article IV of the Company's Restated Articles of Incorporation be amended to increase the number of authorized shares of common stock from 175,000,000 shares, without par value to 350,000,000 shares, without par value. (Article IV, as proposed to be amended, is set forth in Appendix A to this Proxy Statement.)

      The amendment is being proposed to permit the Company sufficient flexibility to declare future stock splits and dividends and to have sufficient shares available for the purposes of financing the Company's businesses and acquiring other businesses. The Company's officers and directors have discussed a stock split, but final determinations concerning such action have not been made. Any stock split decisions will depend upon whether the proposed amendment is approved, future market conditions, and other factors.

      The newly authorized shares would be part of the existing class of common stock and would have the same rights and privileges as the presently authorized shares of common stock. The holders of common stock do not have preemptive rights to subscribe for or purchase any newly issued shares of common stock. The proposed amendment would not change the number of authorized shares of preferred stock or affect the right of the Board of Directors to issue preferred stock.

      At March 23, 1998, the Company had 41,122,825 shares of common stock issued and outstanding. In addition, an aggregate of 3,978,364 shares are reserved for issuance in conjunction with the Dividend Reinvestment and Stock Purchase Plan, the Directors' Option Plan, the Directors' Stock Plan, and the Long-Term Stock Incentive Plan. (The total of "reserved" shares does not include the shares that become available each year from the Long-Term Stock Incentive Plan. The Plan expires in 2001; an additional estimated 1,250,000 shares will become available before it expires.) Finally, the Company is obligated, under the terms of the Rights Agreement described below, to reserve sufficient shares of common stock to satisfy potential obligations if the Rights are issued and become exercisable.

      The Company's Board of Directors cannot declare a two-for-one stock split without having additional shares authorized.

      Except as noted above, the Company has no present plans or commitments to issue additional shares of common stock authorized by the proposed amendment. The additional authorized shares of common stock will be available for issuance in connection with possible future stock splits, stock dividends, financings, acquisitions, employee benefit plans, other general corporate purposes and, under certain circumstances, in connection with the exercise of the Rights described below. Having additional authorized shares available for issuance would give the Company flexibility and would allow shares of common stock to be issued without the expense and delay of a special meeting of stockholders. The additional authorized shares of common stock could be issued without further action by stockholders, unless such action is required by applicable law or under the rules of any stock exchange on which the Company's securities may then be listed.

      The Board is not proposing the amendment in order to make it more difficult for a third party to effect a change in control of the Company. However, use of the additional authorized shares for that purpose is possible. Consequently, the Company, under rules adopted by the Securities and Exchange Commission, is required to disclose charter, bylaw, and similar provisions that could have an anti-takeover effect. These include the following: (1) the Company's classified Board with directors serving three-year terms; (2) supermajority voting requirements to remove directors for cause, to approve certain business combinations in the absence of a fair price for all shareholders, and to amend certain provisions in the Articles of Incorporation; (3) Board authority to issue up to 10,000,000 shares of preferred stock; (4) plans that provide for accelerated vesting of options or severance benefits in the event of a change in control; (5) the Rights Agreement dated as of February 13, 1996, between the Company and Chase Mellon Shareholder Services, L.L.C. The Board of Directors has no present intention of issuing additional shares to make it more difficult or expensive for a third party to obtain control of the Company.

      Adoption of the proposed amendment requires the affirmative vote of the holders of a majority of the shares of the Company's common stock entitled to notice of and to vote at the Annual Meeting.

      The Board of Directors recommends a vote FOR the proposed amendment to the Company's Restated Articles of Incorporation, which increases the authorized shares of common stock from 175,000,000 to 350,000,000.


INDEPENDENT AUDITORS

      The firm of Ernst & Young LLP, independent auditors, has audited the accounts of the Company for a number of years, including 1997, and is expected to continue doing so. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire, and will be able to respond to questions.

STOCKHOLDER PROPOSALS

      The Company must receive proposals from stockholders on or before December 7, 1998, in order to have such proposals evaluated for inclusion in the proxy materials relating to the Company's 1998 Annual Meeting of Stockholders, which is scheduled to be held on May 18, 1999. Any proposal submitted for the proxy materials will be subject to the rules of the Securities and Exchange Commission concerning stockholder proposals.

ANNUAL REPORT AND FORM 10-K REPORT

      An annual report for the year ending December 31, 1997, containing financial and other information about the Company, has been recently mailed to all stockholders of record.

      The Company will send, without charge, a copy of its 1997 Annual Report on Form 10-K (excluding exhibits), as filed with the Securities and Exchange Commission, to any stockholder upon written request. Requests should be sent to Connie C. Holbrook, Vice President and Corporate Secretary, P. O. Box 45433, Salt Lake City, Utah 84145-0433.


SECTION 16(a) COMPLIANCE

      Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the Securities and Exchange Commission, the Company's directors, certain officers, and persons that own more than 10 percent of the Company's stock, are required to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

      Based solely on its review of copies of such reports received or written representations for certain reporting persons, the Company believes that all filing requirements were satisfied.

OTHER MATTERS

      The directors and officers know of no matters that are likely to be brought before the meeting. If any other business requiring a vote of the stockholders should properly come before the meeting or any adjournment or postponement of such meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment.

      Pursuant to the Company's Bylaws, business must be properly brought before an annual meeting in order to be considered by stockholders. The Bylaws specify the procedure for stockholders to follow in order to bring business before an annual meeting. A stockholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company's Secretary. Such notice must be received not less than 50 days nor more than 90 days prior to the date of the meeting. The notice must set forth (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee, (3) the number of shares of the Company's stock owned by each nominee; (4) a description of all arrangements and understandings between the stockholder and nominee pursuant to which the nomination is made; and
(5) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee. The notice must also include the signed consent of the nominee to serve as a director if elected.

      The Company's Bylaws also require that any stockholder who is entitled to vote at the annual meeting and who wants to submit a proposal at such meeting without having it considered through the proxy materials, must deliver a written notice of the proposal, by certified mail, to the Company's Secretary. Such notice must be received not less than 50 days nor more than 90 days prior to the date of such meeting. The notice must set forth (1) a brief description of the proposal; (2) the stockholder's name, address, and stock ownership; and (3) any material interest of the stockholder in the proposal. A copy of the Company Bylaws specifying the requirements will be furnished to any stockholder upon written request to the Secretary.

                                       By Order of the
                                       Board of Directors

                                       Connie C. Holbrook
                                       Vice President and Secretary


                                                              Appendix A


ARTICLE IV

      The Board of Directors have recommended that the first sentence of
Article IV of the Company's Restated Articles of Incorporation be amended to read as follows:

     The aggregate number of shares that the Corporation shall have authority to issue is Three Hundred Sixty Million (360,000,000) of which Three Hundred Fifty Million (350,000,000) shares shall be common stock without par value (hereinafter called "Common Stock"), Five Million (5,000,000) shares shall be Class A Preferred Stock without par value (hereinafter called "Class A Preferred Stock"}; and Five Million (5,000,000) shares shall be Class B Preferred Stock without par value (hereinafter called "Class B Preferred Stock").

QUESTAR CORPORATION             SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
180 East First South                      ANNUAL MEETING, MAY 19, 1998
P. O. Box 45433
Salt Lake City, Utah 84145-0433

PROXY The undersigned stockholder of QUESTAR CORPORATION does hereby constitute and appoint R. D. CASH and U. EDWIN GARRISON, or either of them, the true and lawful attorney-in-fact and proxy with all the powers that the undersigned would possess, if personally present, to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held at 180 East First South Street, Salt Lake City, Utah, on Tuesday, May 19, 1998, at 10:00 a.m., local time, and at any adjournments thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement, dated April 6, 1998, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any adjournments or postponements.

                                      Dated:                   , 1998

                                      (Signature)

                                      (Signature)

                                      Please date and sign exactly as
                                      name appears hereon.  When signing
                                      as Attorney, Executor,
                                      Administrator, Trustee, Guardian,
                                      etc., give full title.  If stock
                                      is held jointly, each joint owner
                                      should sign.  If stock is owned by
                                      a corporation, please sign full
                                      corporate name by duly authorized
           (Please turn over)         officer.


     This proxy, when properly executed will be voted in the manner directed by the stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR THE PROPOSED AMENDMENTS.

The Board recommends a vote FOR the election of directors and FOR the proposed amendment to increase the common stock.

1.   To elect four directors of the Company.
     Nominees:  R. D. Cash, Gary G. Michael, Gary L. Nordloh, and Scott
                S. Parker.

                VOTE FOR all nominees listed above, except as marked to the contrary above (if any). To withhold your vote for any individual nominee, strike a line through his name in the list above.

                VOTE WITHHELD from all nominees.

2. To amend the Company's Restated Articles of Incorporation to increase the authorized shares of common stock from 175,000,000 to 350,000,000.

               FOR                AGAINST                  ABSTAIN

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournments or postponements of such meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

     Please mark if your address has changed and correct your address on the reverse side.